Exhibit 99
                                                                    ----------
FOR IMMEDIATE RELEASE:  August 21, 2003
CONTACT: Thomas Gardner
          Acting Chairman
          Access Solutions International, Inc.
          c/o Point Gammon Corporation
          One Providence Washington Plaza, 4th Floor
          Providence, RI  02903
          401-854-0520

                      ACCESS SOLUTIONS INTERNATIONAL, INC.
                        Final Record Date and Dissolution

East Greenwich, Rhode Island, August 21, 2003. Access Solutions International, Inc. announced that its Board of Directors has established August 26, 2003 as the final record date in connection with the plan of liquidation and dissolution approved by the company's stockholders on December 23, 2002.

As of the close of business on August 26, 2003, Access Solutions will close it stock transfer books and cease recording transfers of shares of its common stock. In addition, at the close of business on August 26, 2003, the company will file a certificate of dissolution with the Secretary of State of the State of Delaware. Pursuant to Delaware law, the company will continue to exist for three years after the dissolution becomes effective or for such longer period as the Delaware Court of Chancery shall direct, solely for the purpose of prosecuting and defending lawsuits, settling and closing its business in an orderly manner, disposing of any remaining property, discharging its liabilities and distributing to its stockholders any remaining assets, but not for the purpose of continuing any business.

In accordance with the plan of liquidation, Access Solutions will make liquidating distributions, if any, only to stockholders of record as of August 26, 2003. The timing and amounts of any such distributions will be determined by the company's Board of Directors in accordance with the plan of liquidation.

On August 27, 2003, the company also will file with the Securities and Exchange Commission a Form 15 which will terminate the company's obligation to file periodic reports under the Securities Exchange Act of 1934.

FORWARD LOOKING STATEMENTS

Any statements released by Access Solutions International, Inc. that are forward looking are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such statements include statements about any liquidation proceeds. Forward-looking statements involve risks and uncertainties, which may affect the amount shareholders may receive upon liquidation. These include the ability of the company to find qualified buyers for its remaining assets at prices necessary to generate cash to satisfy its current and future obligations, the ability of the company to terminate its existing contractual obligations and the ability of the company to obtain necessary services at competitive prices. Access Solutions does not undertake any obligations to publicly update any forward-looking statements to reflect events or circumstances after the date on which any such statement is made or to reflect the occurrence of unanticipated events. Further information regarding these and other risks is included in the company's filings with the Securities and Exchange Commission.

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